Exhibit 99.3


Catcher Holdings Adds Dr. H. Clayton Foushee Jr. to Its Board of Directors Thursday July 7, 8:00 am ET

- Aviation Veteran Brings Extensive Legislative and Air Safety Experience to Catcher -

HAMILTON, Va., July 7 /PRNewswire-FirstCall/ -- Catcher Holdings, Inc., (OTC Bulletin Board: CTHH - NEWS), developer of The Catcher (TM), a portable, ruggedized, wireless, hand-held command control device built to military specifications, announced that on June 24, 2005, its Board of Directors elected
H. Clayton Foushee to join the Board.

Clay Foushee brings to Catcher a wealth of experience in the aviation, operations, Government affairs, safety, and security fields. He spent nearly a decade in senior executive positions with Northwest Airlines, first as Managing Director of Flight Procedures, Training and Standards from 1992 to 1993, as Vice President, Flight Operations from 1993 to 1998, and finally as Vice President, Regulatory Affairs from 1998 to 2001. From 2002 through January, 2005, Dr. Foushee was Vice President and Partner at Unisys Corporation's Global Transportation Division, where he managed major strategic transportation and Government projects. Recently, Dr. Foushee joined the Washington law firm, Zuckert, Scoutt and Rasenberger, LLP (as a non-attorney partner), and he also serves as President of Farragut International, LLC, the consulting division of the firm.

"Clay's relationship and experience in both the airline industry and the Federal Government will prove invaluable to Catcher as we look toward making our product the definitive standard for increased airport security and wireless functionality for both military and government related devices," said Ira Tabankin, Chairman of Catcher Holdings, Inc. "We are confident that Clay's addition to The Board of Directors will be complementary to the expected growth of our business."

About Catcher Holdings, Inc.

Catcher Holdings, Inc.'s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, hand-held command control device built to military specifications. Utilizing proprietary software, Catcher (TM) offers security and operations personnel critical real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities. Catcher(TM) is in the final stage of development with the initial beta tests of the units expected to begin in the fourth quarter of 2005.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and

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uncertainties  that could cause actual results to differ  materially  from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to commercialize the Catcher Product, our ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by
better  capitalized   companies,   potential   difficulty  in  managing  growth,
dependence on key personnel, and other risks which will be described in future company Securities and Exchange Commission filings.

     Media Contact:                          Investor Contact:
     Robert B. Prag, President               Matt Hayden, President
     The Del Mar Consulting Group, Inc.      Hayden Communications, Inc.
     (858) 794-9500                          (843) 272-4653 B
     prag@delmarconsulting.com               info@haydenir.com
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